Exhibit 99.1

Tuesday, May 11, 2004, 9:00 AM Eastern Time

Press Release

SOURCE: Isolagen, Inc.

ISOLAGEN COMPLETES PHASE I DENTAL STUDY AND BEGINS PHASE II DENTAL STUDY

HOUSTON – (PRNewswire) - May 11, 2004 – Isolagen, Inc. (AMEX:ILE) today announced that it has completed its analysis of the data of the Phase I clinical trial for the treatment of periodontal disease.  That analysis included the examination of the x-ray results of patients who received treatment with the Isolagen Process.  Isolagen also announced the commencement of its Phase II clinical trial for the treatment of periodontal disease.  Initial assessments of the Phase I results conducted at the University of Texas Health Science Center Dental Branch showed a positive response in the growth of the papilla in the majority of patients treated with the Isolagen Process.

Recent analysis of the x-rays of some of the patients treated in the Phase I trial also demonstrated that there was significant bone deposition in those patients treated with the Isolagen Process. The Phase I trial was exploratory and, therefore,  the results are not statistically significant.  However, if this result proves to be statistically significant in future trials, the Isolagen Process could represent a potential therapeutic benefit for one of the most difficult problems in modern dentistry, bone loss around the tooth.

The Phase II trials will be conducted in Houston by Dr. Mike McGuire, Past President of the American Academy of Periodontology.   Dr. McGuire is a clinical researcher in tissue engineering, and has an understanding of both gingival disease and periodontal disease.  The Phase I trial validated scientifically that the Isolagen Process can be used to  re-grow the papilla and bone. The Phase II study is intended to enable us to determine whether the Isolagen Process can do so in a clinically useful way.

Isolagen submitted the protocol for Institutional Review Board approval and intends to commence the cell production and injection phase of the Phase II trial this month.  The company expects the results to be available in the first quarter of 2005.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration.  The company’s product candidates are based on its proprietary Isolagen Process.  Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition.  Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient.  Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements.  Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen’s corporate headquarters are located in Houston, TX. For further information, please see www.isolagen.com.

Contact:

Michael Macaluso, CEO and President – (713) 780-4754

Jeffrey Tomz, Chief Financial Officer and Secretary - (713) 780-4754

Lisa Lindberg, Investors Contact, Investor Relations Group – (212) 825-3210
Janet Vasquez, Media Contact, Investor Relations Group – (212) 825-3210